Exhibit 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

	Contact:	Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Increased Quarterly Dividend and
Stock Repurchase Program

April 27, 2004, Bellevue, Washington – PACCAR’s Board of Directors declared a regular quarterly cash dividend in the amount of twenty cents ($.20) per share, payable on June 4, 2004, to stockholders of record at the close of business on May 19, 2004.  This is a 33 percent increase compared to the previous regular quarterly dividend of fifteen cents ($.15) per share.  “PACCAR’s strong profit and cash flow performance has enabled it to enhance its position as a leading company in the automotive and financial services industry worldwide.  PACCAR has increased its regular quarterly dividend by 200 percent in the last six years,” said Mark C. Pigott, chairman and chief executive officer.

“PACCAR has earned a net profit for 65 consecutive years and has paid a dividend every year since 1941,” noted Pigott.  “PACCAR’s global truck brands – Peterbilt, Kenworth and DAF – are leaders in durability and resale value, which creates a superior life-cycle cost advantage for our customers.  In addition, PACCAR shareholder return is excellent.  The company has outperformed the Standard & Poor’s 500 Index for the previous one-, five- and ten-year time periods.”

PACCAR Inc’s Board of Directors today approved company plans to purchase, from time to time on the open market, up to two million shares of its outstanding common stock.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

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